Exhibits 99.1

FOR RELEASE 3:00 P.M., C.D.T April 19, 2006

Rochester Medical Reports Second Quarter Results
Stewartville, MN April 19, 2006
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ending March 31, 2006.
The Company reported record sales of $4,874,000 for the current quarter compared to $4,147,000 for the second quarter of last year. It also reported net loss of $244,000 or $(.04) per diluted share compared to a net income of $141,000 or $.02 per diluted share for the second quarter of last year. The results for the quarter include a $476,000 expense that consists of $336,000 of non-cash stock option expense, and one-time expenses related to the contemplated strategic transactions announced by Rochester Medical on April 3, 2006. Excluding those expenses, adjusted net income on a non-GAAP basis was $232,000 or $.04 per diluted share which is a 65% increase from the second quarter of last year.
The 18% increase in revenues resulted from increased sales of Rochester Medical branded products and increased sales of Private Label products. The decrease in earnings was primarily due to the non-cash stock option expense and the non-recurring costs mentioned above.
Commenting on the quarter, Company CEO and President Anthony J. Conway said, “I am very pleased with our continuing progress. Sales are strong and we are showing excellent growth in our relatively new Hydrophilic Intermittent Catheter product line. Margins on sales of these advanced catheters are still relatively modest but will improve significantly as sales levels reach critical volume needed for efficiency, and also as we automate some of the labor intensive aspects of the complex packing assemblies required for the kit and tray configurations of these products.
“We continue to believe sales levels for our Private Label Male External Catheters are being skewed upward due to inventory increases in light of the market uncertainty related to the potential Mentor Urology transaction.
“Our cash position has strengthened from $5.5 million a year ago to $8.1 million today which is very helpful for funding the upcoming contemplated strategic transactions.
“These are exciting times for Rochester Medical. The marketplace is demonstrating excellent acceptance of our new products. We continue to work diligently toward finalizing the contemplated strategic transactions, and we fully expect them to be consummated in the near term. As stated in the previous announcement, after those contemplated transactions are finalized we project Rochester Medical’s sales, margins, and profits will be significantly enhanced.”

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:
     1-866-543-6411, password 15479436
     Replay will be available for seven days at:
     www.rocm.com or via telephone at 1-888-286-8010, password 86425230.
The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of the Agreements with Coloplast and Mentor being finalized, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2005.
Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release — F06 Second Quarter

Condensed Balance Sheets

	(unaudited)
	March 31,	September 30,
	2006	2005
Assets
Current Assets
Cash and equivalents	$7,915,537	$1,129,876
Marketable securities	174,937	5,286,553
Accounts receivable	3,101,001	3,204,824
Inventories	3,474,099	3,936,243
Prepaid expenses and other assets	444,320	351,027
Deferred income tax asset	21,000	21,000

Total current assets	15,130,894	13,929,523

Property and equipment	7,183,036	7,561,303
Deferred income tax asset	433,000	433,000
Intangible assets	274,468	285,194

	$23,021,398	$22,209,020

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$742,301	$283,332
Accrued expenses	554,642	744,260
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	40,918	39,785
Deferred revenue	157,143	157,143

Total current liabilities	1,529,004	1,258,520

Long-term debt
Long term debt	34,000	34,000
Capital leases, less current portion	43,283	64,030
Deferred revenue	485,715	564,286

Total long term debt	562,998	662,316

Stockholders’ equity	20,929,396	20,288,184

	$23,021,398	$22,209,020

Rochester Medical Corporation
Press Release — F06 Second Quarter

Summary Statements Of Operations

	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005
Sales	$4,874,079	$4,147,173	$9,481,279	$7,812,445

Cost of sales	3,314,823	2,633,061	6,320,293	4,900,339

Gross profit	1,559,256	1,514,112	3,160,986	2,912,106
Gross profit %	32%	37%	33%	37%

Costs and expense:
Marketing and selling	576,374	566,452	1,175,367	1,136,990
Research and development	186,974	181,309	360,597	378,039
General and administrative	994,546	652,896	1,566,800	1,189,924

Total operating expenses	1,757,894	1,400,657	3,102,764	2,704,953

Income/(Loss) from operations	(198,638)	113,455	58,222	207,153

Other income (expense)
(Loss) on Sale of Investments	(103,532)	—	(103,532)	—
Interest income/(loss) — Net	57,851	27,758	112,372	56,056

Net Income/(Loss)	$(244,319)	$141,213	$67,062	$263,209

Earnings/(Loss) per common share — Basic	$(0.04)	$0.03	$0.01	$0.05

Earnings/(Loss) per common share — Diluted	$(0.04)	$0.02	$0.01	$0.05

Shares in per share computation Basic	5,533,739	5,457,777	5,529,922	5,452,980

Shares in per share computation Diluted	5,533,739	5,768,546	5,782,113	5,721,881